Exhibit 5.1

Baker & McKenzie Abogados, S.C.

Edificio Virreyes
Pedregal 24, piso 12
Lomas Virreyes / Col. Molino del Rey
11040 México, D.F.

Tel: +52 55 5279 2900

Fax: +52 55 5279 2999

b&m.comunicacion@bakermckenzie.com

www.bakermckenzie.com/mexico

Asia Pacific

Bangkok

Beijing

Hanoi

Ho Chi Minh City

Hong Kong

Jakarta*

Kuala Lumpur*

Manila*

Melbourne

Shanghai

Singapore

Sydney

Taipei

Tokyo

Europe, Middle East
& Africa

Abu Dhabi

Almaty

Amsterdam

Antwerp

Bahrain

Baku

Barcelona

Berlin

Brussels

Budapest

Cairo

Doha

Dusseldorf

Frankfurt/Main

Geneva

Istanbul

Kyiv

London

Luxembourg

Madrid

Milan

Moscow

Munich

Paris

Prague

Riyadh

Rome

St. Petersburg

Stockholm

Vienna

Warsaw

Zurich

Latin America

Bogota

Brasilia*

Buenos Aires

Caracas

Guadalajara

Juarez

Mexico City

Monterrey

Porto Alegre*

Rio de Janeiro*

Santiago

Sao Paulo*

Tijuana

Valencia

North America

Chicago

Dallas

Houston

Miami

New York

Palo Alto

San Diego

San Francisco

Toronto

Washington, DC

* Associated Firm

September 8, 2020

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

RE:        Form F-1 Registration Statement by
Betterware de México, S.A.B. de C.V.

Ladies and Gentlemen:

We have acted as special counsel to Betterware de México, S.A.B. de C.V. (the “Issuer” or the “Company”), a Mexican Sociedad Anónima Bursatil organized under the laws of the Mexican United States (“Mexico”) in connection with the Issuer’s Registration Statement on Form F-1 (having Registration Number 333-233982, the “Registration Statement”)). This opinion is being rendered in connection with the transactions contemplated by the Combination and Stock Purchase Agreement, dated as of August 2, 2019, as amended (the “Business Combination Agreement”) pursuant to which, among other things, DD3 Acquisition Corp. (“DD3”), agreed to merge with and into the Issuer in a business combination that resulted in the Issuer surviving the merger (the “Business Combination”).

In reaching the opinions set forth herein, we have reviewed (i) the by-laws of the Issuer, each as amended to the date hereof, (ii) the resolutions adopted by unanimous consent of the shareholders of the Issuer, dated as of March, 10, 2020 approving the merger with DD3, thereby, to assume all assets, liabilities and contractual obligations from DD3 and to carry out all necessary actions in connection therewith, (iii) the merger agreement entered into by and between the Issuer and DD3 dated March 10, 2020, pursuant to which the Issuer agreed to assume each of DD3 warrants and DD3’s unit purchase options issued and outstanding immediately prior to the merger; (iv) the Registration Statement; and (v) except as set forth below, such other agreements, certificates of public officials and officers of the Issuer, records, documents, and matters of law that we have deemed relevant. We have, where relevant facts were not independently verified or established, relied upon certificates of officers of the Issuer, a copy of which has been provided to you. In rendering the opinions hereinafter expressed, we have, with your consent, relied only upon our examination of the foregoing documents and certificates, and we have made no independent verification of the factual matters set forth in such documents or certificates.

Based on and subject to the foregoing and subject further to the assumptions, exceptions, limitations and qualifications hereinafter stated, we are of the opinion that, (i) the shares issuable upon exercise of the Issuer’s outstanding warrants and unit purchase options will, when issued in accordance with the relevant warrant and option agreement and applicable Mexican law, be validly issued, fully paid and non-assessable; and (ii) the 1,421,900 shares being registered for resale are duly issued, fully paid and non-assessable.

Baker & McKenzie Abogados, S.C. is a member of Baker & McKenzie International, a Swiss Verein.

The opinions expressed above are subject to the following assumptions, exceptions, and qualifications:

(a) We have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted as copies are true and complete copies of the originals thereof, (v) each party to any transaction document (other than the Issuer) (the “Other Parties”) have all power and authority to execute, deliver, and perform their obligations under such transaction document and such transaction documents have been duly and validly authorized, executed, and delivered by each of the Other Parties, and each of the transaction documents is the valid and binding obligation of each of the Other Parties who is a party thereto, enforceable against such Other Party in accordance with its terms, (vi) each natural person signing any document reviewed by us had the legal capacity to do so and to perform his or her obligations thereunder, (vii) each person signing in a representative capacity any document reviewed by us had authority to sign in such capacity, (viii) the laws of any jurisdiction other than Mexico or the State of New York that govern any of the documents do not modify the terms that appear in any such document, (ix) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence, (x) there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the transaction documents and (xi) that any wire transfers, drafts or checks tendered by any Other Party will be honored.

(b) The foregoing opinions are limited to matters involving the law of Mexico. Further, we express no opinion with respect to (i) compliance with the registration provisions of the securities or blue sky laws of any state or (ii) compliance with the antifraud provisions of the securities or other laws of the United States, any state or any other jurisdiction.

The opinions expressed in this letter are as of the date hereof, and we are not undertaking to supplement this opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in law which may occur after delivery of this letter.

This opinion is provided solely for the benefit of the addressees hereto and each participant, successor or assignee of any addressee, and not for the benefit of any other person. It is rendered solely in connection with the transaction described herein.

This opinion letter may not be relied upon by you for any other purpose, or relied upon by, or furnished to, any other person, firm or corporation without our prior written consent.

Very truly yours,

/s/ Reynaldo Vizcarra Méndez
Reynaldo Vizcarra Méndez
Baker & McKenzie Abogados, S.C.

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